Exhibit 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
for the three years ended December 30, 2007
(Amounts in millions, except for per share amounts)

	2007	2006	2005
Basic:
Weighted average number of common shares outstanding	19.4	19.4	19.4

Income (loss) from continuing operations	$(13.8)	$(32.4)	$(306.7)
Discontinued operations, net of income taxes	(1.7)	(7.2)	(7.6)

Net income (loss)	$(15.5)	$(39.6)	$(314.3)

Per share amount:
Earnings (loss) from continuing operations	$(0.71)	$(1.67)	$(15.81)
Discontinued operations, net of income taxes	(0.09)	(0.37)	(0.39

Basic earnings (loss) per share	$(0.80)	$(2.04)	$(16.20)

Diluted:
Weighted average number of common shares outstanding	19.4	19.4	19.4
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	-	-	-

Common shares, equivalents and other potentially dilutive securities	19.4	19.4	19.4

Income (loss) from continuing operations	$(13.8)	$(32.4)	$(306.7)
Discontinued operations, net of income taxes	(1.7)	(7.2)	(7.6)

Net income (loss)	$(15.5)	$(39.6)	$(314.3)

Per share amount:
Earnings (loss) from continuing operations	$(0.71)	$(1.67)	$(15.81)
Discontinued operations, net of income taxes	(0.09)	(0.37)	(0.39)

Diluted earnings (loss) per share	$(0.80)	$(2.04)	$(16.20)